EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FOR IMMEDIATE RELEASE

American Express Elects Thomas Baltimore to Board of Directors

New York, New York, January 27, 2021 – American Express Company (NYSE: AXP) today announced that Thomas J. Baltimore, Jr., Chairman, Chief Executive Officer and President of Park Hotels & Resorts Inc., has been elected to its Board of Directors, effective January 27, 2021.
“Tom is a highly-respected leader in the hospitality industry, with over 30 years of experience, including more than two decades in senior executive roles navigating global organizations through significant changes in travel and lodging,” said Stephen J. Squeri, Chairman and Chief Executive Officer. “He also brings extensive capital markets knowledge, and I know our Board will benefit greatly from his insights as we continue to execute our strategy and make investments to structure the company for long term growth.”
Mr. Baltimore has led Park Hotels & Resorts since 2016, when he joined the company shortly before its spin-off from Hilton Worldwide Inc. In 2017, he was elected Chairman of the Board. Today, Park Hotels & Resorts is the second largest publicly traded lodging Real Estate Investment Trust (REIT) in the United States, with a portfolio spanning 60 hotels and resorts and over 33,000 rooms. During his tenure, Mr. Baltimore has overseen Park Hotels & Resorts’ expansion into new markets, including with the acquisition of Chesapeake Lodging Trust in 2019, and has been leading the company’s response to the COVID-19 pandemic.
Prior to joining Park Hotels & Resorts, Mr. Baltimore was President and Chief Executive Officer of RLJ Lodging Trust, one of the largest publicly traded lodging REITs in the country, from 2011 to 2016. He also served as a Director on the company’s Board. Previously, Mr. Baltimore was President of hospitality investment firm RLJ Development LLC, the predecessor to RLJ Lodging Trust that Mr. Baltimore co-founded in 2000. Earlier in his career, Mr. Baltimore served in a variety of roles at Hilton Hotels Corp., Marriott International Inc., and PricewaterhouseCoopers LLP.
In addition to Park Hotels & Resorts’ Board, Mr. Baltimore also serves on the Board of Prudential Financial Inc., and sits on the Executive Board of the National Association of Real Estate Investment Trusts, the Boards of the University of Virginia Investment Management Company and The Real Estate Roundtable, and the Executive Committee of the American Hotel & Lodging Association.
Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce at the University of Virginia and Master of Business Administration degree from the Darden School of Business at the University of Virginia.
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CONTACTS:
AMERICAN EXPRESS
Marina Norville
212-640-2832
Marina.H.Norville@aexp.com

Andrew Johnson
212-640-8610
Andrew.R.Johnson@aexp.com

ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.
Source: American Express Company
Location: Global

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